SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 15, 2003

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURE

Item 5. Other Events.

     The Goldman Sachs Group, Inc. (together with its subsidiaries, “Goldman Sachs”) and Sumitomo Mitsui Financial Group, Inc. (together with its subsidiaries, “SMFG”) jointly announced a series of related transactions. The transactions have three primary components: the purchase by Goldman Sachs of convertible preferred stock of SMFG having a liquidation preference equal to JPY 150.3 billion (approximately U.S.$ 1.27 billion); the provision by SMFG to Goldman Sachs’ affiliates of first loss credit protection up to an aggregate of $1 billion and, additional second loss credit protection of up to $1.125 billion, to mitigate in part the credit risk to Goldman Sachs associated with certain credit extensions to its investment grade clients; and the enhancement and development of certain business cooperation understandings between SMFG and Goldman Sachs.

     These agreements enable Goldman Sachs to pursue three important and interrelated objectives: they deepen Goldman Sachs’ participation in Japan and its financial markets through an investment in one of Japan’s largest institutions; they enhance Goldman Sachs’ ability to offer credit commitments to clients while mitigating in part the credit risk related to doing so; and finally, they broaden the range of cooperative initiatives between SMFG and Goldman Sachs in a manner that is mutually beneficial, and in keeping with the long relationship between the two firms.

     The transactions are expected to close in February, 2003, subject to receipt of regulatory approvals, the execution of definitive documentation and customary closing conditions. None of the transactions will be consummated unless all three transactions are consummated.

     Preferred Stock Purchase

     Goldman Sachs will purchase convertible preferred stock (the “Preferred Stock”) of SMFG at a purchase price, and with a liquidation preference, equal to JPY 150.3 billion (approximately U.S.$ 1.27 billion). Annual noncumulative cash dividends will be paid at a rate of 4.5% of the liquidation preference. The Preferred Stock will rank on a parity with other preferred stock of SMFG and will be senior to the SMFG common stock.

     Goldman Sachs will have the right to convert the shares of Preferred Stock into shares of SMFG common stock beginning after the second anniversary of the issuance. The initial conversion price will be JPY 331,000, but will be subject to downward adjustment if the price of SMFG common stock at the time of conversion is less than the initial conversion price (subject to a floor of 33% of the initial conversion price). The Preferred Stock will convert to common stock on a mandatory basis 25 years after issuance. The Preferred Stock will initially convert into approximately 7% of the outstanding SMFG common stock (assuming no conversion of any other outstanding preferred stock).

     The Preferred Stock will have no general voting rights and is not callable prior to the mandatory conversion date. The Preferred Stock will generally be nontransferable. The underlying common stock will be subject to certain transfer restrictions that will lapse in equal installments on the second, third and fourth anniversaries of the closing of the transactions.

     Credit Loss Protection

     In connection with these agreements with SMFG, Goldman Sachs is establishing certain wholly-owned subsidiaries (the “William Street Entities”) to be available to make credit commitments and extensions. The William Street Entities will be separate, wholly-owned subsidiaries of Goldman Sachs. One of the William Street Entities will make lending commitments to investment grade clients of Goldman Sachs. The obligations under the commitments will not be guaranteed by, or otherwise be obligations of, any other Goldman Sachs entity. Another William Street Entity, which is designed to be bankruptcy remote, will raise funding (including an equity investment by Goldman Sachs) to support such commitments on a stand-alone basis. Its borrowings will not be guaranteed by, or otherwise be obligations of, any other Goldman Sachs entity. For financial statement purposes, the William Street Entities will be fully consolidated with Goldman Sachs and their commitments and extensions will be marked to market.

     To hedge in part the credit risk to its investment in the William Street Entities arising from these credit-extension activities, Goldman Sachs will enter into credit loss protection arrangements with SMFG. SMFG, through its Cayman Islands branch, will issue letters of credit in exchange for the pass-through of fees to be paid by the borrowers. One letter of credit (the first letter of credit or “FLC”) will be issued at closing in a maximum available amount of $1 billion and will be available over a 20-year period, subject to early termination or extension. In addition, from time to time over a 20-year period, subject to early termination or extension and subject to the satisfaction of certain conditions, upon the request of Goldman Sachs, SMFG will issue one or more additional five-year letters of credit (each a second letter of credit, or “SLC Series”) rated BBB/Baa2 or higher in an aggregate maximum available amount of $1.125 billion. Goldman Sachs may draw on the letters of credit in the event that Goldman Sachs realizes certain losses (“Losses”) with respect to loan commitments, or loans extended thereunder that Goldman Sachs has entered into with specified borrowers approved by SMFG and Goldman Sachs.

     Under the FLC, Goldman Sachs will be entitled to draw from time to time amounts equal to approximately 95% of Losses, up to an aggregate stated amount of $1 billion. Under the SLC Series, Goldman Sachs will be entitled, subject to certain conditions, to draw from time to time amounts equal to approximately 70% of Losses above specified loss thresholds, up to an aggregate stated amount of $1.125 billion.

     In connection with these credit arrangements, SMFG will pay Goldman Sachs an administration fee based on the aggregate amount of commitments covered by the FLC and Goldman Sachs will pay SMFG certain letter of credit fees.

     SMFG, through a separate bankruptcy-remote Cayman Islands subsidiary, will collateralize the obligations on the FLC and a portion of the SLC Series by purchasing $1.375 billion of Goldman Sachs demand notes and pledging those demand notes to Goldman Sachs. In the event that Goldman Sachs activates an SLC Series that is not otherwise collateralized, SMFG, through its Cayman Islands subsidiary, will be required to purchase and pledge additional Goldman Sachs demand notes in a principal amount equal to the stated amount of such SLC Series. In certain circumstances and subject to certain conditions, SMFG will have the right to substitute as collateral high quality liquid securities for the Goldman Sachs demand notes.

     After an initial 15-year period under the letters of credit, SMFG and Goldman Sachs will negotiate in good faith to extend the terms of the letter of credit arrangements for one additional five-year term following the expiration of the initial 20-year term. In certain circumstances, the letter of credit arrangements with SMFG may be terminated by SMFG or Goldman Sachs, in which event Goldman Sachs would be required to prepay any outstanding demand notes. In certain circumstances related primarily to the creditworthiness of SMFG or a breach of its representations or covenants, Goldman Sachs may draw on the letters of credit for “early termination amounts” of up to the remaining undrawn or available amount on the letters of credit. In connection with such draws of early termination amounts, Goldman Sachs would be required to prepay any outstanding demand notes. Goldman Sachs also would be obligated to pay to SMFG on the originally scheduled expiration date of the letter of credit arrangements an amount equal to the early termination amounts minus the Losses that would have been reimbursed under the letters of credit had they not terminated early.

     Business Cooperation

     As part of the agreements, SMFG and Goldman Sachs are seeking to further develop their business relationship in Japan. Specifically, they are entering into an agreement that will afford Goldman Sachs certain rights with respect to asset sales of SMFG and its affiliates and debtors, SMFG’s Japanese-related equity offerings, investment banking services for SMFG and its affiliates and customers, investments in merchant banking transactions in Japan and access to SMFG’s retail distribution network in Japan for investment trust products. The agreement will afford SMFG certain rights with respect to the provision of commercial banking services by SMFG in Japan to customers of Goldman Sachs and participation by SMFG as a syndicate lender in Goldman Sachs led syndicated loans for Japanese-related credits. Various of Goldman Sachs’ rights under this agreement are subject to priorities of affiliates of SMFG and are generally applicable only where practically possible, legally permissible and economically reasonable. The agreement will be effective for five years, with automatic one-year extensions occurring for up to an additional fifteen years so long as Goldman Sachs holds at least 50% of the Preferred Stock initially issued (or common stock issued on conversion of the Preferred Stock). The agreement can be terminated by either party if Goldman Sachs does not hold at least 20% of the Preferred Stock initially issued (or common stock issued on conversion of the Preferred Stock).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)

Date: January 15, 2003	By:	/s/ Dan H. Jester
Name: Dan H. Jester Title: Vice President and Deputy Chief Financial Officer